Exhibit 1

Underwriting Agreement

AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

THIS PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the 13th day of May, 2013 (the “Effective Date”), by and between TRANSAMERICA CAPITAL, INC. (“TCI”), a California corporation, and TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY (“TALIC”), an Arkansas corporation.

WITNESSETH:

WHEREAS, TALIC intends to issue fixed annuity contracts (“Contracts”), under which members of certain authorized groups may participate either through individual contracts or certificates of participation (“Certificates”) (together, the Contracts and Certificates are referred to herein as the “Securities”) as set forth in Exhibit A;

WHEREAS, TALIC has registered or will register the Securities under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, TCI is and will continue to be registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (the “FINRA”) prior to the offer and sale of the Contracts; and

WHEREAS, TALIC proposes to have the Securities sold through independent broker-dealers and distributed through TCI, and TCI is willing to distribute such Securities under the terms stated herein;

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Appointment as Distributor/Principal Underwriter. TALIC grants to TCI the exclusive right to be, and TCI agrees to serve as, distributor and principal underwriter of the Securities during the term of this Agreement. TCI agrees to use its best efforts to locate independent retail broker-dealers to solicit applications for the Securities in accordance with the terms of TALIC’s selling agreements and otherwise perform all duties and functions which are necessary and proper for the distribution of the Securities.

2. Prospectus. TALIC agrees to furnish TCI its currently effective prospectuses relating to such Securities and in such numbers as TCI may reasonably require from time to time. TCI will file any materials required by relevant securities law, rule or regulation. TCI agrees to cause the Securities to be offered for sale by independent broker-dealers in accordance with the terms of TALIC’s selling agreements, registration statements and prospectus therefore then in effect. TCI is not authorized to give any information or to make any representations concerning the Securities other than those contained in the current prospectus therefor filed with the SEC or in such sales literature as may be authorized by TALIC.

3. Considerations. In accordance with the terms of TALIC’s selling agreements, TCI agrees to instruct all independent selling broker-dealers to remit all contract or certificate fees payable under the Securities promptly, but in no event later than the 45th day after the due date, in order to avoid termination of the Security, to TALIC or its designated servicing agent. Such moneys shall become the exclusive property of TALIC. In accordance with the terms of TALIC’s selling agreements, TCI agrees that all checks or money orders in payment under the Securities sold by independent broker-dealers shall be drawn to the order of “Transamerica Advisors Life Insurance Company” and funds may be remitted by independent selling broker-dealers by wire if prior written approval is obtained from TALIC. TALIC will in turn pay TCI and the independent selling broker-dealers compensation, if any, due under the terms of this and any other agreements between TALIC, TCI and the independent selling broker-dealers in accordance with paragraph 9 to this agreement.

4. Representations. TCI represents that it is (a) duly registered as a broker-dealer under the 1934 Act, (b) a member in good standing of FINRA and (c) to the extent necessary to offer the Securities, duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. TCI shall be responsible for carrying out its underwriting obligations hereunder in continued compliance with FINRA Rules and federal and state securities and insurance laws and regulations. Further, TCI represents and warrants that it will adopt, abide by and enforce the principles set forth in the Professional Code of Conduct.

5. Broker-Dealer Agreements. TCI is hereby authorized to, acting as an agent for TALIC, enter into written sales agreements with independent broker-dealers for the sale of the Securities. All such sales agreements entered into by TCI shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and by its associated persons with the FINRA Rules and applicable federal and state securities and insurance laws in connection with the sale of Securities, shall provide that each independent broker-dealer will adopt, abide by and enforce the Professional Code of Conduct, and shall be in such form and contain such other provisions as TALIC may from time to time require. All associated persons of such independent broker-dealers soliciting applications for the Securities shall be duly and appropriately registered by FINRA and licensed and appointed by TALIC for the sale of Securities under the insurance laws of the applicable states or jurisdictions in which such Securities may be lawfully sold. All applications for Securities solicited by such broker-dealers through their representatives, together with any other required documentation and contract or certificate fees, shall be forwarded to TALIC and handled as set forth in paragraph 3 above.

6. Insurance Licensing and Appointments. TALIC shall verify appropriate insurance licensure and apply for the proper insurance appointments in appropriate states or jurisdictions for the designated persons associated with TCI or with other independent broker-dealers that have entered into sales agreements with TCI for the sale of Securities, provided that TALIC reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.

7. Recordkeeping. TALIC and TCI shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the 1934 Act, and any other applicable laws and regulations. In accordance with the terms of TALIC’s selling agreements, the books, accounts and records of TALIC, of TCI and of the independent selling broker-dealers as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. TALIC (or such other entity engaged by TALIC for this purpose), on behalf of and as agent for TCI, shall maintain TCI’s books and records pertaining to the underwriting and distribution of Securities to the extent required by applicable law and regulations and as mutually agreed upon from time to time by TALIC and TCI; provided that such books and records shall be the property of TCI, and shall at all times be subject to such reasonable periodic, special or other audit or examination by TCI, the SEC, FINRA, any state insurance commissioner and/or all other regulatory bodies having jurisdiction. In accordance with the terms of TALIC’s selling agreements, TALIC (or such other entity engaged by TALIC for this purpose), on behalf of and as agent for the independent selling broker-dealer, shall maintain the independent selling broker-dealers books and records pertaining to the sale of Securities to the extent required by applicable law and regulations and as mutually agreed upon from time to time by TALIC and the independent selling broker-dealer; provided that such books and records shall be the property of the independent selling broker-dealer, and shall at all times be subject to such reasonable periodic, special or other audit or examination by TCI, the SEC, FINRA, any state insurance commissioner and/or all other regulatory bodies having jurisdiction. In accordance with the terms of its selling agreements, TALIC shall be responsible for sending on behalf of and as agent for the selling broker-dealer all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by TALIC. TCI shall cause TALIC to be furnished with such reports as TALIC may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Arkansas and any other applicable states or jurisdictions. TALIC agrees that its records relating to the sale, underwriting and distribution of Securities shall be subject to such reasonable periodic, special or other audit or examination by TCI,regulatory bodies having jurisdiction over TALIC, which may include but not be limited to the SEC, FINRA, and any state insurance commissioner.

8. Commissions. TALIC shall have the responsibility for paying on behalf of TCI any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements entered into pursuant to paragraph 5 above, between TCI and such broker-dealers as agreed to by TALIC. TCI shall have the responsibility for paying all commissions or other fees to associated persons of TCI which are due for the sale of the Securities in the amounts and on such terms and conditions TCI determines. Notwithstanding the preceding sentence, no broker-dealer, associated person or other individual or entity shall have an interest in any deductions or other fees payable to TCI as set forth herein. No other broker-dealer shall have any interest in any commissions for the sale of the Securities unless and until TCI shall have received payment of commissions for those sales from TALIC.

9. Confidentiality. The parties agree to hold in strict confidence Customer Information shared between the parties and to maintain reasonable security measures to safeguard Customer Information. The parties agree to comply with applicable privacy and security laws and regulations, including but not limited to, the Gramm-Leach-Bliley Act, Public Law 106-102, as amended (“GLBA”), the Fair and Accurate Credit Transactions Act of 2003 (Pub. L. 108-159), the Standards for the Protection of Personal Information of Residents of the Commonwealth of Massachusetts (201 CMR 17), and the Health Insurance Portability and Accountability Act of 1996, 45 CFR Parts 160, 162, 164, as amended (“HIPPA”). As used herein, the term “Customer Information” shall mean any non-public personal information about customers or consumers as defined in GLBA and protected health information as defined by HIPPA.

10. Information Security Program. TCI shall maintain a comprehensive written information security program that contains administrative, technical, and physical safeguards compliant with applicable law (the “Security Program”) designed to (i) protect the confidentiality, integrity and availability of Customer Information; (ii) protect against anticipated threats or hazards to the security, confidentiality, integrity and/or availability of Customer Information; (iii) protect against any unauthorized access, disclosure or use of Customer Information; (iv) address computer and network security; (v) address physical security; (vi) address business continuity and disaster recovery; (vii) address a security incident response program; and (viii) provide for the secure destruction and disposal of Customer Information. The Security Program shall be updated as required by applicable law and industry best practices.

11. Allowance. TCI receives a marketing allowance from TALIC out of which TCI pays all expenses, including those related to furnishing the services, materials and supplies as required by the terms of this Agreement TALIC and TCI are parties to an intercompany cost sharing agreement. Services provided shall be recorded through intercompany accounts. The services furnished by TCI for TALIC shall include, but are not limited to: due diligence review of registration statements for products; managing distribution network for product, conducting oversite of sales practices of selling firms, and furnishing account statements to investors. TALIC and TCI are parties to an intercompany cost sharing agreement. Services provided shall be recorded through intercompany accounts pursuant to SSAP No. 25 as amended by SSAP No. 96. Expenses shall be apportioned in accordance with SSAP No. 70, “Allocation of Expenses”. Intercompany balances are settled within 90 days.

The allowance and services provided will be reviewed and updated periodically.

12. Indemnification. TALIC agrees to indemnify TCI for any losses incurred as a result of any action taken or omitted by TALIC, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, bad faith or gross negligence, or reckless disregard of such obligations. TCI agrees to indemnify TALIC for any losses incurred as a result of any action taken or omitted by TCI, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, bad faith or gross negligence, or reckless disregard of such obligations.

13. Regulatory Investigations. TCI and TALIC agree to cooperate fully in any insurance or judicial regulatory investigation or proceeding arising in connection with Securities distributed under this Agreement. TCI and TALIC further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to TALIC, TCI, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding or judicial proceeding is in connection with Securities distributed under this Agreement. Without limiting the foregoing:

(a) TALIC will promptly notify TCI of any customer complaint or notice of any regulatory inspection, inquiry investigation or proceeding or judicial proceeding received by TALIC with respect to TCI or any representative or which may affect TALIC’s issuance of any Securities marketed under this Agreement; and

(b) TCI will promptly notify TALIC of any customer complaint or notice of any regulatory inspection, inquiry, investigation or judicial proceeding received by TCI, any representative with respect to TALIC or its affiliates in connection with any Securities distributed under this Agreement.

In the case of a customer complaint, TCI and TALIC will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.

14. Term and Termination.

(a) This Agreement is effective as of the Effective Date and shall continue to remain in effect from year to year unless terminated in accordance with this Section 14, provided that its continuance is specifically approved at least annually by a majority of the members of the Board of Directors of TALIC.

(b) This Agreement may be terminated by either party hereto upon 60 days’ prior written notice to the other party.

(c) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

(d) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

(e) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Securities in effect at the time of termination or issued pursuant to applications received by TALIC prior to termination.

15. Regulatory Impact. This Agreement shall be subject to, among other laws, state laws, the provisions of the 1934 Act and the rules, regulations, and rulings thereunder and of FINRA, from time to time in effect.

TCI shall submit to all regulatory and administrative bodies having jurisdiction over the operations of TALIC, present or future; and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17. Choice of Law. This Agreement shall be construed, enforced and governed by the laws of the State of Arkansas.

18. No Assignment. Neither party may assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.

TRANSAMERICA CAPITAL, INC.

/s/ David R. Paulesn
David R. Paulsen
Chief Executive Officer

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

/s/ Robert R. Frederick
Robert R. Frederick
Senior Vice President

EXHIBIT A

Group or Individual Fixed Contingent Annuity Contract